Exhibit 99.1

Iron Mountain Reports 2011 Fourth Quarter and Full-Year Financial Results

  Q4 2011 results cap full year of strong financial performance;
  Key milestones in three-year strategic plan achieved in 2011:
    North American Business segment revenues grow 2% in 2011 while sustaining strong margins
    International Business segment Adjusted OIBDA grows 25% (19% on a constant currency basis)
    Sold digital business in June 2011 to focus on our core physical businesses
  Company returns $1.1 billion to stockholders through year-end; Expects to reach $1.2 billion target in April 2012
  Company expects 2012 revenue growth trends to be consistent with 2011 excluding impacts from recent declines in recycled paper prices – outlook updated to reflect current commodity price levels

BOSTON--(BUSINESS WIRE)--February 23, 2012--Iron Mountain Incorporated (NYSE: IRM), the information management company, today reported its financial results for the fourth quarter and year ended December 31, 2011. The Company reported solid operating results for the quarter in line with expectations, including total revenues of $742 million and Adjusted OIBDA of $237 million, 32.0% of revenues. Adjusted EPS for the quarter was $0.33 per share compared to reported EPS of $0.26 per share. These quarterly results completed a year of strong financial performance highlighted by solid reported storage growth of 5% and a 24% increase in Free Cash Flows (FCF) for 2011 compared to 2010. Adjusted OIBDA margin performance was in line with expectations (including planned investments in North American sales and marketing and higher incentive compensation expense compared to low 2010 levels). The Company paid $1.1 billion towards its commitment to return $1.2 billion to stockholders by May 2012 and expects to complete this phase of its stockholder payout plan with its next quarterly dividend payment in April 2012.

“Our business continues to perform well and our fourth quarter results complete a year of strong financial performance. Storage revenue constant currency growth was solid at 4% for the year and our FCF grew 24% in 2011 compared to 2010,” said Richard Reese, Iron Mountain’s Chairman and Chief Executive Officer. “We also achieved several key milestones in our three-year strategic plan in 2011. The North American Business segment hit its growth and margin targets. The International Business segment drove 9% constant dollar storage revenue growth while improving its Adjusted OIBDA margin by 220 basis points. We are on track for 700 basis points of margin improvement and 11% return on invested capital by 2013 in that business. And, through year-end, we returned $1.1 billion to our stockholders against our commitment to return $1.2 billion by May 2012. We expect this commitment will be satisfied with our next quarterly dividend which we anticipate paying in April 2012.”

Three-year Strategic Plan Update

In April 2011, the Company announced a new three-year strategic plan. The plan contained three key areas of operating focus: (i) sustain cash flows and leadership in the North American business, (ii) drive substantial improvements in our attractive, growing international portfolio and (iii) focus on our core physical business. The three-year plan also included a commitment to make significant stockholder payouts of $2.2 billion by the end of 2013 with $1.2 billion being paid out by May 2012.

In 2011, our North American Business segment posted 2% reported revenue growth compared to the prior year and achieved its planned Adjusted OIBDA margin goals while absorbing approximately $20 million of incremental sales and marketing investment to sustain the revenue annuity. The decrease in reported margins for this segment was due primarily to the increase in incentive compensation in 2011 compared to low 2010 levels. The International Business segment reported strong revenue growth rates posting 7% total revenue and 9% storage revenue growth for 2011 on a constant dollar basis compared to 2010. Adjusted OIBDA increased 25% in this segment keeping us on track to achieve our goal of 700 basis points of Adjusted OIBDA margin expansion by the end of 2013. The Company completed a comprehensive portfolio review of its international business and, as a result, sold its New Zealand business and has decided to sell its Italian business. The financial position, operating results and cash flows of these businesses have been reported as discontinued operations.

A key element of our three-year strategic plan was exploring strategic alternatives for the Company’s Worldwide Digital Business segment in order to increase the focus on its core physical businesses. That strategic review resulted in the successful sale in June 2011 of the Company’s software businesses to Autonomy Corporation plc for approximately $390 million. As a result of the sale, the financial position, operating results and cash flows of the Digital business that was sold have been reported as discontinued operations.

An important component of our three-year strategic plan is the commitment to return $2.2 billion to stockholders by the end of 2013 including $1.2 billion by May 2012. The first phase of those commitments is nearly complete. Through year-end, the Company, through stock repurchases and dividend payments, returned $1.1 billion to its stockholders towards its initial $1.2 billion commitment. We expect this commitment will be satisfied with our next quarterly dividend payment which we anticipate paying in April 2012. Since it initiated its share repurchase plan in March 2010, the Company has repurchased 38 million shares representing more than 18% of the total shares outstanding. As planned, leverage was increased to support our stockholder payout program. At year-end, the consolidated leverage ratio of net debt to EBITDA was 3.4x, near the midpoint of our target 3x to 4x leverage range.

Key Financial Highlights

Iron Mountain reported revenues of $3.0 billion in 2011, a 4% increase over 2010. Internal growth was 2% with favorable foreign currency rate changes and acquisitions each adding approximately 1% to revenue growth. Storage revenue internal growth, a key driver of revenue performance throughout the year, was solid at 3% for both the fourth quarter and full year driven by sustained 2% and 6% storage internal growth in North American and International Business segments, respectively. Global records management net volumes increased approximately 2% over prior year levels, consistent with recent quarterly performance. Service revenue internal growth was flat year-over-year as pressure on core service activities, particularly in North America, offset gains in hybrid services and benefits from higher recycled paper prices. During Q4 2011, unfavorable foreign currency exchange rate changes and lower service revenue partially offset solid 3% storage internal growth and resulted in a lower revenue growth rate of 2% on a reported basis in the fourth quarter of 2011.

Adjusted OIBDA was $935 million for 2011, or 31.0% of revenues. Strong profit growth in our International Business segment was a key driver of overall Adjusted OIBDA margin performance for the year. Adjusted OIBDA in the International Business segment grew 25% for the year (19% on a constant dollar basis), resulting in an Adjusted OIBDA margin increase of 220 basis points over 2010, keeping us on track to achieve our three-year target of 700 basis points of Adjusted OIBDA margin improvement by the end of 2013 in that segment. Adjusted OIBDA for the fourth quarter of 2011 was $237 million, or 32.0% of revenues. In addition to the strong profit performance in our International Business segment, overhead cost control was a contributing factor to improved Adjusted OIBDA margins in the fourth quarter. During the fourth quarter of 2011, we recorded a $12 million reclassification from selling, general and administrative expenses to cost of sales to align certain costs, primarily related to our scanning operations, across the enterprise. This reclassification represents the full year impact and does not change Adjusted OIBDA, Adjusted EPS or FCF.

The Company reported strong FCF for the year of $458 million, an increase of 24% compared to $370 million for 2010, primarily reflecting continued capital efficiency improvements and lower cash interest payments in 2011. Capital expenditures excluding real estate were 6.6% of revenues in 2011, down 130 basis points from 2010 levels. This is the fifth consecutive year that we have reduced our capital spending excluding real estate as a percentage of revenues. Our FCF also benefited from prepaid estimated tax payments made in 2010, other tax items and incentives and the timing of capital projects in the fourth quarter that resulted in unusually high capital expenditure accruals.

Adjusted OIBDA, Adjusted EPS and FCF are non-GAAP financial measures. Please see Appendix B of this press release for definitions of these terms and a reconciliation of each non-GAAP measure to its most comparable GAAP measure.

Financial Review – Q4/2011

Iron Mountain reported total consolidated revenues of $742 million for the fourth quarter, a 2% increase over the prior year period. Internal growth was 1% with net acquisitions and foreign currency exchange impacts contributing an additional 1% to the growth rate. Storage revenue internal growth was sustained at 3% in the quarter, driven by continued strong performance in the International Business segment and sustained growth in North America. Global records management net volumes increased approximately 2% over prior year levels, consistent with recent quarterly performance. Service revenue internal growth was (1)%, driven by continued pressure on North American core service activities, which offset strong hybrid core service revenue growth and higher fuel surcharges. Lower revenues from shredding services and projects related to other complementary services, such as fulfillment and film & sound, also contributed to the lower growth rates in the fourth quarter of 2011.

Gross profit was $427 million, or 57.5% of revenues, for the fourth quarter of 2011 compared to $433 million, or 59.4% of revenues, for the same prior year period. Included in gross profit in the fourth quarter of 2011 is a $12 million reclassification from selling, general and administrative expenses to cost of sales to align certain costs, primarily related to our scanning operations, across the enterprise. This reclassification represents the full year impact and does not change Adjusted OIBDA, Adjusted EPS or FCF. Storage gross margins were consistent year-over-year while service gross margins (excluding the $12 million reclassification) were down slightly primarily due to higher incentive compensation expense and a shift in business mix towards hybrid services. Adjusted OIBDA for the quarter increased 2% on a year-over-year basis to $237 million, or 32.0% of revenues. Strong performance in our International Business segment and overhead cost controls more than offset planned increases in North American sales and marketing expense and higher incentive compensation expense compared to lower levels in 2010. Adjusted OIBDA margin in the International Business segment was 21.3% for the fourth quarter of 2011 compared to 19.2% in the same prior year period keeping us on track to achieve our target of 700 basis points of Adjusted OIBDA margin improvement by the end of 2013 in that business.

Income from Continuing Operations was $47 million for the quarter, or $0.26 per diluted share, compared to $58 million, or $0.29 per diluted share, for the fourth quarter of 2010. The dollar decrease was primarily due to higher interest expense related to the $400 million of 7-3/4% senior subordinated notes we issued in September 2011 in support of our stockholder payout program.

The structural tax rate for the fourth quarter was 38% down from an expected rate of 39%, due primarily to the reclassification of our Italian business to discontinued operations. Including the impact of discrete tax items, primarily related to adjustments to deferred taxes, foreign exchange rate changes and impairment charges, the effective tax rate for the quarter was approximately 47%. Adjusted EPS for the fourth quarter of 2011 was $0.33 per diluted share, unchanged from the 2010 prior year period. Increased interest expense in support of our stockholder payout program offset the per share benefits of the lower shares outstanding in the fourth quarter of 2011 compared to the prior year period.

Capital expenditures excluding real estate in 2011 totaled $198 million, or 6.6% of revenues, down from 7.9% in 2010. The Company is achieving capital efficiency gains through ongoing control of spending levels and reductions due to moderated growth rates. An additional $20 million was spent on real estate during 2011.

The Company’s FCF for the year ended December 31, 2011 was a record $458 million compared to $370 million for the year ended December 31, 2010, primarily reflecting continued capital efficiency and lower cash interest payments in 2011. Lower cash paid for capital spending in 2011, in part, reflects the timing of capital projects in the fourth quarter, resulting in higher year-end accruals. Low cash tax payments of $96 million in 2011 benefited from, among other things, prepayments in 2010 and other tax items and incentives. New regulations and changes to certain rules and incentives are expected to increase our cash tax payments in 2012. As of December 31, 2011, the Company had approximately $800 million of liquidity, including cash of $180 million and availability under its revolving credit facility of $623 million.

The Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.4x at December 31, 2011, near the midpoint of our target 3x to 4x leverage range. This ratio is below the covenant limitation of 5.5x included in its senior credit facility. In September 2011, the Company issued $400 million of its 7-3/4% senior subordinated notes due 2019 as part of our plan to increase leverage in support of our stockholder payout program.

Dividends and Share Repurchases

On December 1, 2011, Iron Mountain’s board of directors declared a quarterly dividend of $0.25 per share for stockholders of record as of December 23, 2011, which was paid on January 13, 2012. During the fourth quarter of 2011, the Company repurchased 14.7 million shares of its common stock for an aggregate purchase price of $440 million under its existing share repurchase program. Between January 1, 2012 and February 17, 2012, the Company repurchased 1.1 million shares for an aggregate purchase price of $35 million. As of February 17, 2012, the Company had repurchased a total of 37.7 million shares for a total cost of approximately $1.1 billion since it began its share repurchase program in March 2010. As of February 17, 2012, there was approximately $66 million remaining under the existing Board of Directors authorization for future share repurchases.

As part of its three-year strategic plan, the Company announced its intention to return $2.2 billion in cash to stockholders by the end of 2013, with $1.2 billion being paid out by May 2012. Through February 17, 2012, the Company has returned $1.1 billion to stockholders against these commitments, including $0.1 billion in ordinary dividends and $1.0 billion in share repurchases. The Company expects to complete the first $1.2 billion phase of its payout commitment with its next regular quarterly dividend anticipated to be paid in April 2012.

Financial Performance Outlook

As previously disclosed, we are planning for consistent revenue growth trends, excluding impacts from recent declines in recycled paper prices. Supported by consistent storage internal growth of approximately 3%, we are expecting underlying internal growth to be between 1% and 3%, consistent with 2011 internal growth of 2%. A 32% decline in paper prices compared to the average for 2011 is projected to reduce total revenues by approximately $45 million and reduce our internal growth rates by approximately 2% to a range of (1)% to 2%. Continued pressure on North American core service activities and lower paper prices will constrain service revenue growth and partially offset the strong storage revenue performance. At recent rates, foreign currency exchange rates are expected to decrease reported revenue growth by approximately 1%. We updated our preliminary revenue and Adjusted OIBDA guidance to reflect the decrease in paper prices since we issued our initial 2012 outlook in October 2011. Our revised outlook for constant currency Adjusted OIBDA growth (excluding the impact of lower paper prices) is between 1% and 5%. Lower paper prices are expected to have a (5)% impact on Adjusted OIBDA growth. This decline will be partially offset by continued Adjusted OIBDA margin expansion in our International Business segment and sustained high returns in North America. Adjusted EPS for 2012 is expected to be in the range of $1.20 to $1.36. The per share benefit of fewer shares outstanding in 2012 will be offset by lower Adjusted OIBDA as described above and higher interest expense due to increased leverage in support of our stockholder payout program. The calculation of Adjusted EPS assumes a 39% structural tax rate and 172 million shares outstanding. The Company expects capital expenditures for the year to be approximately $215 million, including an estimated $25 million for real estate. As a percent of revenues, capital expenditures excluding real estate are expected to be slightly lower than 2011. Our outlook is for FCF to be in the range of $320 million to $360 million. Lower Adjusted OIBDA, higher interest and tax payments and the impact of high year-end capital accruals will constrain FCF in 2012. The increase in cash tax payments is due primarily to changes in the tax law.

This guidance is based on current expectations and does not include the potential impact of any future acquisitions or divestitures, other than our planned divestiture of the Italian business (dollars in millions):

	Year Ending December 31, 2012		Constant Currency % Growth vs. 2011		Constant Currency % Growth (ex Paper(1)) vs. 2011
	Low	High	Low	High	Low	High
Revenues	$2,965	$3,045	(1)%	2%	1%	3%
Adjusted OIBDA	$890	$930	(4)%	0%	1%	5%
Adjusted EPS	$1.20	$1.36
FCF	$320	$360
Capital Expenditures	~$215
(1) Excluding the impact of changes in recycled paper prices

Iron Mountain’s conference call to discuss its fourth quarter and full year 2011 financial results and full year 2012 outlook will be held today at 8:30 a.m. Eastern Time. The Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more, for organizations around the world. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2012 financial performance outlook and statements regarding our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as our (1) expected increase in our Adjusted OIBDA margins in our International Business segment, (2) commitment to future stock repurchases and dividend payments, (3) expected target leverage ratio, and (4) expected divestiture of the Italian business. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others: (i) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (ii) the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers' information; (iii) changes in the price for our services relative to the cost of providing such services; (iv) changes in customer preferences and demand for our services; (v) the adoption of alternative technologies and shifts by our customers to storage of data through non-paper based technologies; (vi) the cost or potential liabilities associated with real estate necessary for our business; (vii) the performance of business partners upon whom we depend for technical assistance or management expertise outside the U.S.; (viii) changes in the political and economic environments in the countries in which our international subsidiaries operate; (ix) the failure to consummate the sale of our Italian business; (x) claims that our technology violates the intellectual property rights of a third party; (xi) the impact of legal restrictions or limitations under stock repurchase plans on price, volume or timing of stock repurchases; (xii) the impact of alternative, more attractive investments on dividends or stock repurchases; (xiii) our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (xiv) other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated; and (xv) other risks described more fully in the Company’s most recently filed Current Reports on Form 8-K under “Item 1A. Risk Factors” dated September 19, 2011 and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and other documents that the Company files with the Securities and Exchange Commission from time to time. Except as required by law, the Company undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:
(dollars in millions, except per share data)	Q4/2010	Q4/2011	Inc (Dec)	FY/2010	FY/2011	Inc (Dec)
Revenues	$729	$742	2%	$2,892	$3,015	4%

Gross Profit (excluding D&A)	$433	$427	(2)%	$1,699	$1,770	4%
Gross Margin %	59.4%	57.5%		58.8%	58.7%

Adjusted OIBDA	$233	$237	2%	$927	$935	1%
Adjusted OIBDA Margin %	32.0%	32.0%		32.0%	31.0%

Operating Income	$146	$149	2%	$548	$571	4%
Interest Expense, net	$48	$58	20%	$205	$205	0%

Provision for income taxes	$42	$41	(2)%	$167	$106	(36)%
Effective tax rate	42.1%	46.6%		50.1%	30.2%

Income from Continuing Operations	$58	$47	(18)%	$167	$246	48%
Net Income (Loss) Attributable to Iron Mountain	$32	$32	0%	$(58)	$396	NM
EPS from Continuing Operations – Diluted	$0.29	$0.26		$0.83	$1.26
Adj. EPS from Continuing Operations – Diluted	$0.33	$0.33	0%	$1.28	$1.31	2%

Major Components of Other Income (Expense), net:
Foreign Exchange Rate Gains (Losses)	$(1)	$(3)		$(6)	$(17)
Debt Extinguishment Gains (Losses)	$--	$--		$(2)	$(1)
Gain on Poland acquisition	$--	$--		$--	$6
Other	$3	$--		$(1)	$(1)

Components of Revenue Growth:	Q4/2011	FY/2011
Storage internal growth rate	3%	3%
Core service internal growth rate	(0)%	(1)%
Core revenue internal growth rate	2%	2%
Complementary service internal growth rate	(5)%	4%
Total internal growth rate	1%	2%
Impact of acquisitions/divestitures	1%	1%
Impact of foreign currency and other	<(1)%	>1%
Total revenue growth	2%	4%
Columns may not foot due to rounding

The Company’s internal growth rates represent the weighted average, year-over-year revenue growth rates excluding the effects of foreign currency exchange rate fluctuations, acquisitions and divestitures, and certain other unusual items.

The Company’s core revenues are comprised of storage revenues plus core service revenues. Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring hybrid services and recurring project revenues.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes.

Growth Rates	Three Months Ended December 31, 2011		Year Ended December 31, 2011
	As Reported	Constant Currency	As Reported	Constant Currency
Revenues	2%	2%	4%	3%
Adjusted OIBDA	2%	2%	1%	0%
Depreciation and Amortization	7%	7%	5%	3%
Operating Income	2%	2%	4%	3%

The Company conducts business in more than 35 countries on five continents. As such, a considerable amount of our revenues and expenses are denominated in foreign currencies. The Company’s international results are subject to fluctuations based on the changes in foreign currency rates. The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis. The constant currency growth rates are calculated by translating the 2010 results at the 2011 average exchange rates.

APPENDIX B

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation and Amortization, or Adjusted OIBDA

Adjusted OIBDA is defined as operating income before depreciation and amortization expenses, excluding gains and losses on disposal/write-down of property, plant and equipment, net and intangible impairment charges. We use Adjusted OIBDA as an integral part of our planning and reporting systems and to evaluate the operating performance of the consolidated business. We use multiples of current and projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities from continuing operations less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe this measure provides relevant and useful information to our current and potential investors. FCF is a useful measure in determining our ability to generate excess cash that may be used for reinvestment in the business, discretionary deployment in investments such as real estate or acquisition opportunities, returning of capital to our stockholders and voluntary prepayments of indebtedness.

Adjusted Earnings Per Share from Continuing Operations, or Adjusted EPS

Adjusted EPS is defined as reported earnings per share from continuing operations excluding: (a) (gain) loss on the disposal/write-down of property, plant and equipment, net; (b) intangible impairments; (c) other (income) expense, net; and (d) tax impact of reconciling items and discrete tax items. We do not believe these excluded items to be indicative of our ongoing operating results, and they are not considered when we are forecasting our future results. We believe Adjusted EPS from continuing operations is of value to investors when comparing our results from past, present and future periods.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income and income from continuing operations (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2010	2011	2010	2011
Adjusted OIBDA	$233	$237	$927	$935
Less: (Gain) Loss on disposal/write-down of PP&E, net	--	--	(11)	(2)
Intangible impairments	9	4	86	47
Depreciation and Amortization	78	84	304	319
Operating Income	$146	$149	$548	$571
Less: Interest Expense, net	48	58	205	205
Other (Income) Expense, net	(2)	3	9	13
Provision for Income Taxes	42	41	167	106
Income from Continuing Operations	$58	$47	$167	$246
Columns may not foot due to rounding.

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities from Continuing Operations (in millions):

	Year Ended December 31,
	2010	2011
Free Cash Flows Before Acquisitions and Discretionary Investments	$370	$458
Add: Capital Expenditures (excluding real estate), net	220	184
Additions to Customer Acquisition Costs	13	22
Cash Flows from Operating Activities from Continuing Operations	$603	$664
Columns may not foot due to rounding.

Adjusted EPS from Continuing Operations – FD reconciled to Reported EPS from Continuing Operations – FD:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2011	2010	2011
Adjusted EPS from Continuing Operations – FD	$0.33	$0.33	$1.28	$1.31
Less: (Gain) Loss on disposal/write-down of PP&E, net	--	--	(0.05)	(0.01)
Intangible impairments	0.05	0.02	0.43	0.24
Other (Income) Expense, net	(0.01)	0.02	0.04	0.07
Tax impact of reconciling items and discrete tax items	--	0.03	0.03	(0.25)
Reported EPS from Continuing Operations – FD	$0.29	$0.26	$0.83	$1.26

Weighted average common shares outstanding – Diluted (000s)	200,931	182,470	201,991	195,938
Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands except Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2011	2010	2011
REVENUES:
Storage	$405,483	$420,818	$1,598,718	$1,682,990
Service	323,685	321,019	1,293,631	1,331,713

Total Revenues	729,168	741,837	2,892,349	3,014,703

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	296,099	315,307	1,192,862	1,245,200
Selling, General and Administrative	199,779	189,444	772,811	834,591
Depreciation and Amortization	78,063	83,564	304,205	319,499
Intangible Impairments	9,409	4,000	85,909	46,500
(Gain) Loss on Disposal / Write-down of Property, Plant and
Equipment, Net	(425)	59	(10,987)	(2,286)

Total Operating Expenses	582,925	592,374	2,344,800	2,443,504

OPERATING INCOME	146,243	149,463	547,549	571,199

INTEREST EXPENSE, NET	48,474	57,987	204,559	205,256
OTHER (INCOME) EXPENSE, NET	(2,284)	2,749	8,768	13,043

Income from Continuing Operations before Provision
for Income Taxes	100,053	88,727	334,222	352,900

PROVISION FOR INCOME TAXES	42,123	41,345	167,483	106,488
INCOME FROM CONTINUING OPERATIONS	57,930	47,382	166,739	246,412
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(24,674)	(13,740)	(219,417)	(47,439)
GAIN ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX	—	359	—	200,619
NET INCOME (LOSS)	33,256	34,001	(52,678)	399,592

Less: Net Income Attributable to the Non-controlling
Interests	1,216	1,945	4,908	4,054

NET INCOME (LOSS) ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED	$32,040	$32,056	$(57,586)	$395,538

EARNINGS (LOSSES) PER SHARE – BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.29	$0.26	$0.83	$1.27
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.12)	$(0.07)	$(1.09)	$0.79
Net Income (Loss) Attributable to Iron Mountain Incorporated	$0.16	$0.18	$(0.29)	$2.03
EARNINGS (LOSSES) PER SHARE – DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.29	$0.26	$0.83	$1.26
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.12)	$(0.07)	$(1.09)	$0.78
Net Income (Loss) Attributable to Iron Mountain Incorporated	$0.16	$0.18	$(0.29)	$2.02

DIVIDENDS DECLARED PER COMMON SHARE	$0.1875	$0.2500	$0.3750	$0.9375
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	200,126	181,615	201,991	194,777
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	200,931	182,470	201,991	195,938

Adjusted Operating Income before Depreciation, Amortization
and Intangible Impairments	$233,290	$237,086	$926,676	$934,912

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	December 31, 2010	December 31, 2011
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$ 258,693	$ 179,845
Restricted Cash	35,105	35,110
Accounts Receivable (less allowances of $20,747
and $23,277, respectively)	524,326	543,467
Other Current Assets	181,130	148,772
Assets of Discontinued Operations	213,208	7,256
Total Current Assets	1,212,462	914,450

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,161,410	4,232,594
Less: Accumulated Depreciation	(1,693,166)	(1,825,511)
Property, Plant and Equipment, net	2,468,244	2,407,083

OTHER ASSETS:
Goodwill, net	2,279,561	2,254,268
Other Non-current Assets, net	436,640	465,457
Assets of Discontinued Operations	19,486	-
Total Other Assets	2,735,687	2,719,725

Total Assets	$ 6,416,393	$ 6,041,258

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$ 96,081	$ 73,320
Other Current Liabilities	717,148	772,393
Liabilities of Discontinued Operations	61,474	3,317
Total Current Liabilities	874,703	849,030

LONG-TERM DEBT, NET OF CURRENT PORTION	2,912,126	3,280,268
OTHER LONG-TERM LIABILITIES	674,929	657,704
Liabilities of Discontinued Operations	1,770	-
COMMITMENTS AND CONTINGENCIES
TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	1,945,448	1,245,688
NON-CONTROLLING INTERESTS	7,417	8,568

TOTAL EQUITY	1,952,865	1,254,256

Total Liabilities and Equity	$ 6,416,393	$ 6,041,258

CONTACT:
Iron Mountain Incorporated
Investor Relations Contact:
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com